Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 24, 2020 (except as to Note 11, which is as of February 24, 2021) with respect to the consolidated financial statements of Independence Resources Holdings, LLC for the year ended December 31, 2019 incorporated by reference in the Current Report on Form 8-K/A of Earthstone Energy, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
March 10, 2021